                                                                    EXHIBIT 99.1

                       [CHART INDUSTRIES, INC. LETTERHEAD]

For Immediate Release

             CHART INDUSTRIES REPORTS FOURTH-QUARTER 2002 FINANCIAL RESULTS AND CONTINUING NEGOTIATIONS WITH SENIOR LENDERS

CLEVELAND, OH - April 1, 2003 - Chart Industries, Inc. (NYSE:CTI) today reported financial results for its fourth quarter and year ended December 31, 2002. Sales for the fourth quarter of 2002 were $75.2 million, up two percent from $73.6 million for the corresponding quarter of 2001. The net loss was $127.0 million, or $5.01 per diluted share, for the fourth quarter of 2002 compared with a net loss of $4.0 million, or $0.16 per diluted share, for the fourth quarter of 2001. The 2002 fourth quarter loss resulted from significant goodwill impairment, employee separation and plant closure cost and income tax charges during the period. Orders in the fourth quarter of 2002 totaled $66.3 million, compared with $87.8 million in the third quarter of 2002 and $80.3 million in the fourth quarter of 2001. Sales for 2002 decreased to $296.3 million from $328.0 million for 2001. The net loss for 2002 was $130.8 million, or $5.22 per diluted share, compared with a net loss of $5.2 million, or $0.21 per diluted share, for 2001.

     The Company is in default under its senior debt outstanding under its Credit Facility and Incremental Credit Facility (the "Senior Debt"), and has been in negotiations with its senior lenders to amend the terms of the Senior Debt, obtain waivers of the Company's defaults and reduce its leverage by restructuring the Senior Debt. These negotiations continue and may result in an exchange of a portion of the Senior Debt for a substantial equity ownership position in the Company and substantial dilution of current shareholders' ownership interests in the Company. There can be no assurance that the Company will be able to consummate such a restructuring transaction, otherwise renegotiate its Senior Debt outstanding or obtain waivers of defaults under its Senior Debt. If the Company is unable to successfully restructure its Senior Debt, the Company may be required to pursue other restructuring alternatives.

     As a result of the Company's defaults under its Senior Debt, the Company is required to classify its $256.9 million of Senior Debt as a current liability on its consolidated balance sheet. This results in a working capital deficiency, and the Company's independent accountants will issue a

"going concern" qualification to their opinion on the Company's financial statements for the year ended December 31, 2002.

     Commenting on the status of the Senior Debt restructuring negotiations, Arthur S. Holmes, Chairman and Chief Executive Officer said, "During the first quarter of 2003, a substantial percentage of the Company's debt was sold by the original lenders to new investors. These changes in the composition of the senior lender group have complicated our debt restructuring negotiations and have contributed to delays in the process. I am hopeful that the Company will be able to reach a timely agreement with the lenders that will satisfy all constituents."

     During the fourth quarter of 2002, the Company recorded a non-cash impairment charge of $92.4 million for the write-off of non-deductible goodwill related to its Distribution and Storage segment. The Company also recorded $10.4 million of employee separation and plant closure costs in the fourth quarter of 2002, primarily related to the previously announced closure of its heat exchanger manufacturing facility in the U.K. Additionally, as a result of the Company's performance and its cumulative tax loss position, the Company recorded a non-cash income tax charge of $32.6 million to increase the Company's valuation allowance for net deferred tax assets. These charges resulted in an increase in net loss of $131.3 million, or $5.18 per diluted share, in the fourth quarter of 2002. These charges compare with $0.6 million of employee separation and plant closure costs recorded in the fourth quarter of 2001, which resulted in an increase in net loss of $0.4 million, or $0.02 per diluted share, in the fourth quarter of 2001.

     For the full year 2002, the Company recorded the previously mentioned $92.4 million goodwill impairment charge and $32.6 million income tax valuation allowance charge, $13.9 million of employee separation and plant closure costs and a $1.4 million gain related to the sale of a product line. The net effect of these items resulted in an increase in 2002 net loss of $132.5 million, or $5.28 per diluted share. These items compare with $2.4 million of employee separation and plant closure costs and a $0.5 million gain related to the sale of a product line recorded in 2001. The net effect of these items resulted in an increase in 2001 net loss of $1.1 million, or $0.05 per diluted share.

     Effective January 1, 2002, the Company adopted the non-amortization provisions of Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets." If such provisions had been in effect for 2001, the Company would have had a net loss in the fourth quarter of 2001 of $2.7 million, or $0.11 per diluted share, and net income for the 2001 full year of $0.1 million, or $0.00 per diluted share.

     In accordance with the Company's previously announced organizational changes, effective October 1, 2002, the Company is now reporting segment financial performance as follows:

     Energy and Chemicals ("E&C") - Includes Chart's Process Systems, Heat Exchangers, NexGen Fueling and Greenville Tube business units.

     Distribution & Storage ("D&S") - Includes Chart's cryogenic containment products, which span the entire spectrum of the industrial gas market from small customers requiring cryogenic packaged gases to users requiring custom-engineered cryogenic storage systems.

     Biomedical - Includes Chart's cryo-biological, medical, telemetry and other home healthcare product lines, its aluminum container product line, which serves agricultural markets, and a variety of other end-use applications.

     Commenting on Chart's results for the fourth quarter and full year of 2002, Mr. Holmes said, "The substantial non-cash charges to write off goodwill and fully reserve net deferred tax assets have obviously dwarfed the Company's operating performance in the period. The significant costs related to the consolidation of our manufacturing facilities also contributed to the masking of our operating performance. Finally, the Company recorded a significant charge to increase environmental reserves to provide for long-term remediation of the Company's identified and estimated environmental liabilities. On an operating basis, the fourth quarter of 2002 was actually quite close to planned results, before accounting for all of these significant period charges."

     Mr. Holmes commented on the Company's sales, stating, "Following a weak first-quarter start, our 2002 sales stabilized at approximately $75 million per quarter, or approximately $300 million annually. This sales level is down almost 10 percent from 2001. Sales in the E&C segment were relatively flat year-over-year but are showing signs of increased recovery going forward based upon strong hydrocarbon processing activity. Our D&S segment took a significant hit in sales this year, dropping 25 percent from 2001 levels, reflecting the economic slowdown in the industrial sectors of North America and Europe. The Biomedical segment demonstrated a 17 percent increase in sales during 2002 over 2001 primarily fueled by strong demand for our MRI products."

     Mr. Holmes further commented on orders for Chart's three business segments, stating, "Our E&C segment enjoyed a much stronger year for order intake, posting an increase in orders of 31 percent over 2001. Our E&C businesses continue to actively bid many natural gas, ethylene and other large hydrocarbon projects worldwide. The healthy order intake has provided a more robust backlog for this business going into 2003. However, the industrial gas market continued to experience depressed demand awaiting the recovery of this sector. Recently, there has been some evidence of improved industrial gas demand in Asia. Following the shutdown of our U.K. heat exchanger operation, we expect improved profitability for the E&C segment."

     "2002 orders in the D&S segment decreased substantially compared with 2001, caused by the economic slowdown and reductions in capital spending. A bright spot is our packaged gas products. New products serving the beverage market are demonstrating increasing demand and our efforts to convert industrial gas end-users to liquid supply are succeeding. In addition, the restructuring efforts commenced in 2002 are beginning to produce lower costs and improved profitability for D&S products, partially offsetting downward price pressures from the weak industrial markets. LNG receiving and distribution activity in Europe also is creating strong demand for D&S products."

     "Biomedical products experienced increased demand in 2002, with orders up 11 percent over 2001. Although the product mix is changing, we expect continued strong growth for this segment in 2003."

     Mr. Holmes concluded, "The completion of our planned manufacturing consolidations and operational restructuring activities in the first half of 2003 should position the Company for improved operating performance. Our goal is to conclude our debt restructuring in a way that will provide for our long-term capital needs and remove the aura of uncertainty that has characterized our financial situation in 2002."

     Financial highlights are as follows (all figures are in thousands of dollars except per-share amounts, which are based on average shares outstanding on a diluted basis):

                                                       Three months ended December 31,
                                                    2002              2001           % Change
                                                  --------          --------         --------
Sales                                             $ 75,171          $ 73,566              2.2%
Gross profit                                        19,795            16,581             19.4%
Net loss                                          (126,969)           (3,969)              N/M
Net loss per share - assuming dilution               (5.01)            (0.16)              N/M


                                                            Year ended December 31,
                                                    2002              2001           % Change
                                                  --------          --------         --------
Sales                                             $296,284          $327,990            (9.7)%
Gross profit                                        76,297            86,361           (11.7)%
Net loss                                          (130,785)           (5,158)              N/M
Net loss per share - assuming dilution               (5.22)            (0.21)              N/M

   N/M -- (Not meaningful)

     Consistent with previously announced plans, the Company's Wolverhampton, U.K. manufacturing facility, operated by Chart Heat Exchangers Limited ("CHEL"), has been closed and all future heat exchanger manufacturing will be conducted by the Company's LaCrosse, Wisconsin facility. On March 28, 2003, CHEL filed for a voluntary administration under the U.K. Insolvency Act 1986. CHEL's application for voluntary administration was approved on April 1, 2003 and an administrator has been appointed. CHEL's net pension plan obligations have increased significantly, primarily due to a decline in plan asset values and interest rates, resulting in a plan deficit. Based on the Company's present financial condition, it has determined not to advance funds at this time to CHEL in amounts necessary to fund CHEL's obligations. CHEL does not have the necessary funds to enable it to fund its net pension plan deficit, pay remaining severance due to former employees or pay other creditors.

     As previously announced, the Company was notified in the fourth quarter of 2002 by the New York Stock Exchange ("NYSE") that its common stock was below the NYSE's criteria for continued listing because the average closing price of its stock over a consecutive 30-day trading period before notification was less than $1.00. At December 31, 2002, the Company has a shareholders' deficit of $81.6 million, which is below the NYSE's continued listing criteria pertaining to shareholders' equity, which requires a minimum of $50.0 million shareholders' equity given Chart's recent market capitalization. Under NYSE guidelines, the Company must cure the $1.00 trading price requirement by the time of its 2003 annual shareholders' meeting if the Company is pursuing a cure that requires shareholder approval, and the NYSE may in certain cases allow more time to cure the shareholders' equity standard. The Company is considering implementing several measures which may cure these deficiencies, but can give no assurance that it will obtain NYSE approval to remain listed or ultimately be able to maintain NYSE standards. If the Company is unable to obtain NYSE approval to remain listed or unable ultimately to achieve compliance with NYSE continued listing standards, the NYSE will delist the Company's common stock. In such a case, the Company currently plans to seek an alternative trading venue for its common stock.

FOURTH-QUARTER 2002 FINANCIAL RESULTS

Sales for the fourth quarter of 2002 were $75.2 million versus $73.6 million for the fourth quarter of 2001, an increase of $1.6 million, or 2.2 percent. E&C segment sales increased 31 percent to $25.3 million in the fourth quarter of 2002, from sales of $19.2 million in the fourth quarter of 2001. The

Company commenced production on the heat exchangers and cold boxes for a significant Bechtel LNG facility order adding $2.3 million in sales to the fourth quarter of 2002. General improvements in the hydrocarbon processing market of the E&C segment contributed to the additional increase in sales. D&S segment sales decreased 14 percent, with fourth-quarter 2002 sales of $34.0 million, compared with $39.5 million for the same quarter in 2001. A $4.9 million decline in the worldwide standard tank business, where the Company's customers continue to delay capital spending, primarily accounted for this decrease. Biomedical segment sales increased seven percent to $15.9 million in the fourth quarter of 2002, compared with sales of $14.9 million in the fourth quarter of 2001. This increase was primarily attributable to MRI product sales, which were up $0.7 million between the two quarters.

     Gross profit for the fourth quarter of 2002 was $19.8 million versus $16.6 million for the fourth quarter of 2002, an increase of $3.2 million, or 19.4 percent. Gross margin for the fourth quarter of 2002 was 26.3 percent versus
22.5 percent for the fourth quarter of 2001. Gross profit in the E&C segment was reduced by $0.6 million in the fourth quarter of 2002 for the non-cash write-off of inventory resulting from the Wolverhampton, U.K. facility closure. In the fourth quarter of 2001, the Company recorded a non-cash inventory valuation charge of $1.9 million included in cost of sales for the write-down to fair value of inventory related to a product line that was sold by the Company. Significant improvement in the E&C segment gross margin, led by improved pricing and higher volume, was offset by under-absorption of manufacturing facility fixed costs driven by low production volumes in the D&S segment.

     Selling, general and administrative ("SG&A") expense was $22.9 million for the fourth quarter of 2002 compared with $15.5 million in the fourth quarter of 2001. As a percentage of sales, SG&A expense was 30.4 percent for the fourth quarter of 2002 versus 21.1 percent for the fourth quarter of 2001. In the fourth quarter of 2002, the Company recorded a $4.7 million charge to increase its reserve for potential environmental remediation activities based upon the results of a recently completed Phase II environmental review in connection with a business the Company is considering selling. This charge makes up 6.2 percent of the overall SG&A expense as a percentage of sales in the fourth quarter of 2002. The Company also recorded $1.2 million of SG&A expense in the fourth quarter of 2002 for fees paid to professional advisors related to the Company's efforts to restructure its senior debt, versus $0.3 million expensed in the fourth quarter of 2001. Finally, the Company experienced higher medical, workers compensation and insurance costs in the fourth quarter of 2002 as compared to the fourth quarter of 2001.

     The Company recorded $1.2 million and $5.0 million of goodwill amortization in the fourth quarter and full year of 2001, respectively. Due to the Company's adoption of SFAS No. 142 on January 1, 2002, the Company is no longer recording goodwill amortization.

     The Company performed its annual impairment test of goodwill as of October 1, 2002 using valuation techniques appropriate under SFAS No. 142. These tests resulted in the fair value of the Company's D&S reporting unit being less than its carrying value including goodwill, which caused the Company to advance to step two of SFAS No. 142 and engage a valuation specialist to provide valuations of the D&S reporting unit's tangible fixed assets and identifiable intangible assets. Although those procedures confirmed the value of the reporting unit's tangible assets exceeded their carrying value, goodwill of the D&S reporting unit was determined to be impaired. As a result, in the fourth quarter of 2002 the Company recorded a non-cash impairment charge of $92.4 million, or $3.64 per diluted share, to write-off non-deductible goodwill. This non-cash charge was due to the combination of a reduction in the overall estimated enterprise value of the Company, attributable to Chart's leverage situation and recent financial performance, and a reduction in the specific estimated value of the D&S reporting unit, caused by the worldwide slowdown experienced by the manufacturing sectors of the industrialized world, reductions in capital expenditures in the consolidating global industrial gas industry, and a lowering of expectations for future performance of this segment for these same reasons.

     During the fourth quarter of 2002, the Company recorded $10.4 million of employee separation and plant closure costs primarily related to the previously announced closure of its Wolverhampton, U.K. heat exchanger manufacturing facility. These Wolverhampton charges included $2.9 million of actuarially determined pension expense based upon the curtailment of the U.K. pension plan, $2.9 million of severance and other employee related benefits and $2.3 million of non-cash charges to write-down assets held for sale to their estimated fair value and to write-off acquisition costs. Additional employee separation and plant closure costs recorded in the fourth quarter of 2002 related to increasing reserves for payments on leased facilities that the Company has exited, but has been unable to sublet in the current economy. The Company recorded $0.6 million of employee separation and plant closure costs in the fourth quarter of 2001 primarily related to final steps in the closure of certain cryogenic services business facilities.

     Net interest expense for the fourth quarter of 2002 was $4.5 million versus $4.1 million for the fourth quarter of 2001. The Company recorded $0.8 million of derivative contracts valuation expense in the fourth quarter of 2002, compared with $0.4 million in the fourth quarter of 2001, primarily related to a further decline in the forward interest rate yield curve. The Company's one remaining interest rate collar covering $29.8 million of the Senior Debt outstanding at December 31, 2002 expires in March 2006. As of December 31, 2002, the Company had borrowings of $256.9 million on its Senior Debt and was in default due to violations of the financial covenants of the Credit Facility.

     Income tax expense of $14.9 million in the fourth quarter of 2002 includes a tax benefit on the Company's operating loss offset by a $32.6 million income tax charge to increase the Company's valuation allowance for its net deferred tax assets, resulting from the Company's performance, its cumulative tax loss position, and management's assessment that it is more likely than not that the net deferred tax assets will not be realized. Although these net deferred tax assets have been fully reserved, they are still available to be utilized by the Company to offset income taxes payable should the Company generate sufficient taxable income in the future.

     As a result of the foregoing, the Company reported a net loss for the fourth quarter of 2002 of $127.0 million, or $5.01 per diluted share, versus a net loss of $4.0 million, or $0.16 per diluted share, for the fourth quarter of 2001.

     The Company's operations provided $8.9 million of cash in 2002 compared with $13.3 million in 2001. The Company's 2002 operating cash flow was primarily generated by an income tax refund of $9.3 million received in the third quarter of 2002 due to the new tax law allowing for a five-year carry-back of net operating losses.

     Capital expenditures in 2002 were $3.0 million compared with $8.1 million in 2001. The Company limited its capital expenditures in 2002 to a maintenance level in order to conserve cash. The Company presently does not have any large capital projects in process and anticipates capital expenditures to average less than $1.0 million per quarter in 2003.

     Pursuant to the Company's Credit Agreement, the Company was required to issue to its senior lenders warrants at December 31, 2002 to purchase, in the aggregate, 773,133 shares of Chart common stock at an exercise price of $0.75 per share. These warrants have been valued at $0.4 million and will be amortized to financing costs amortization expense over the remaining term of the Company's Credit Agreement, which expires in March 2006. In addition, the interest rate on the Company's Senior Debt increased by 25 basis points beginning January 1, 2003.

FOURTH-QUARTER 2002 ORDERS AND BACKLOG

Chart's consolidated orders for the fourth quarter of 2002 totaled $66.3 million, compared with orders of $87.8 million for the third quarter of 2002. Chart's consolidated firm order backlog at December 31, 2002 was $69.3 million, compared with $78.3 million at September 30, 2002.

     E&C orders for the fourth quarter of 2002 totaled $16.4 million, compared with $38.8 million in the third quarter of 2002. The decrease in orders in the fourth quarter of 2002 is attributable to the inclusion in the third quarter of 2002 of significant orders from Bechtel for heat exchangers and cold boxes to equip a large LNG facility. E&C backlog at December 31, 2002 was $44.2 million, down 17 percent from the September 30, 2002 backlog of $53.1 million, but a strong 36 percent increase over the $32.5 million in backlog at the start of 2002.

     D&S orders for the fourth quarter of 2002 totaled $33.6 million, compared with $30.2 million for the third quarter of 2002, primarily as a result of improved orders for industrial and beverage packaged gas systems.

     Biomedical orders for the fourth quarter of 2002 totaled $16.3 million, compared with $18.8 million for the third quarter of 2002. A weak European market for liquid oxygen systems was the primary cause of this fourth-quarter decline in orders.

General

This release contains forward-looking statements that are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such statements or could reduce the liquidity of the Company's common stock. Such risks and uncertainties include, but are not limited to, continued slowness in Chart's major markets, the impact of competition, the timing and effectiveness of operational changes and restructuring initiatives intended to increase efficiency and productivity and reduce operating costs, the ability of Chart to satisfy covenants and make required payments under its credit facilities and the response of Chart's lenders to Chart's inability to do so, the success of Chart in restructuring its debt arrangements, obtaining additional sources of capital and selling certain assets and the ultimate terms and conditions of such transactions, the Company's ability to satisfy the NYSE's continued listing requirements and remain listed on the NYSE, changes in worldwide economical and political conditions, the threat of terrorism and the impact of responses to that threat, the war in Iraq and foreign currency fluctuations that may affect worldwide results of operations. The Company does not assume any obligation to update any of these forward-looking statements.

     Chart Industries, Inc. is a leading global supplier of standard and custom-engineered products and systems serving a wide variety of low-temperature and cryogenic applications. Headquartered in Cleveland, Ohio, Chart has domestic operations located in 11 states and international operations located in Australia, China, the Czech Republic, Germany and the United Kingdom.

     For more information on Chart Industries, Inc. visit the Company's web site at www.chart-ind.com.

Contact: Michael F. Biehl, Chief Financial Officer, 440-753-1490

                             CHART INDUSTRIES, INC.
                    QUARTERLY SEGMENT INFORMATION (UNAUDITED)
                           LAST FIVE-QUARTER TREND (1)
                             (Dollars in thousands)

                                         2001                                              2002
                                ----------------------         --------------------------------------------------------------
                                 Fourth         Full             First       Second        Third        Fourth         Full
                                 Quarter        Year            Quarter      Quarter      Quarter      Quarter         Year
                                ---------    ---------         ---------    ---------    ---------    ----------    ---------
Sales
  Energy & Chemicals            $  19,240    $  90,203         $  20,107    $  26,655    $  21,062    $   25,254      $93,078
  Distribution & Storage           39,472      179,830            32,227       35,184       34,167        33,971      135,549
  Biomedical                       14,854       57,957            15,374       17,341       18,996        15,946       67,657
                                ---------    ---------         ---------    ---------    ---------    ----------    ---------
       Total                    $  73,566    $ 327,990         $  67,708    $  79,180    $  74,225    $   75,171    $ 296,284
                                =========    =========         =========    =========    =========    ==========    =========
Gross Profit
  Energy & Chemicals            $   3,911    $  20,336         $   5,592    $   6,515    $   7,526    $    5,679    $  25,312
  Distribution & Storage            9,218       45,112             6,622        7,563        7,868         8,557       30,610
  Biomedical                        3,452       20,913             4,545        6,513        3,758         5,559       20,375
                                ---------    ---------         ---------    ---------    ---------    ----------    ---------
       Total                    $  16,581    $  86,361         $  16,759    $  20,591    $  19,152    $   19,795    $  76,297
                                =========    =========         =========    =========    =========    ==========    =========
Gross Profit Margin
  Energy & Chemicals                 26.3%        22.5%             36.4%        37.6%        39.6%         35.6%        27.2%
  Distribution & Storage             23.4%        25.1%             20.5%        21.5%        23.0%         25.2%        22.6%
  Biomedical                         17.9%        36.1%             22.6%        24.4%        17.8%         22.0%        30.1%
       Total                         22.5%        26.3%             24.8%        26.0%        25.8%         26.3%        25.8%
Orders
  Energy & Chemicals            $  31,114    $  85,091         $  31,310    $  25,030    $  38,750    $   16,355    $ 111,445
  Distribution & Storage           32,676      167,061            30,240       35,009       30,195        33,639      129,083
  Biomedical                       16,475       59,536            13,909       17,190       18,839        16,327       66,265
                                ---------    ---------         ---------    ---------    ---------    ----------    ---------
       Total                    $  80,265    $ 311,688         $  75,459    $  77,229    $  87,784    $   66,321    $ 306,793
                                =========    =========         =========    =========    =========    ==========    =========
Backlog
  Energy & Chemicals            $  32,479                      $  42,902    $  38,109    $  53,141    $   44,239
  Distribution & Storage           28,042                         28,553       28,342       23,626        23,311
  Biomedical                        4,291                          2,382        2,355        1,532         1,790
                                ---------                      ---------    ---------    ---------    ----------
       Total                    $  64,812                      $  73,837    $  68,806    $  78,299    $   69,340
                                =========                      =========    =========    =========    ==========

     (1) Segment information for all periods presented has been restated to conform to the Company's current business segments.

                     CHART INDUSTRIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                                                         December 31,
                                                                           --------------------------------------
                                                                               2002                       2001
                                                                           ------------               -----------
                                                                            (Unaudited)
ASSETS
Current Assets
   Cash and cash equivalents                                               $      7,225               $    11,801
   Accounts receivable, net                                                      44,732                    45,427
   Inventories, net                                                              51,914                    56,490
   Other current assets                                                          27,588                    26,062
                                                                           ------------               -----------
Total Current Assets                                                            131,459                   139,780
Property, plant and equipment, net                                               56,889                    62,070
Goodwill                                                                         77,232                   168,282
Other assets, net                                                                13,714                    38,848
                                                                           ------------               -----------
TOTAL ASSETS                                                               $    279,294               $   408,980
                                                                           ============               ===========
LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY
Current Liabilities
   Accounts payable                                                        $     23,084               $    25,634
   Customer advances and billings in excess of contract revenue                  10,037                     9,290
   Accrued expenses and other current liabilities                                38,262                    35,617
   Current portion of long-term debt                                            262,739                    12,963
                                                                           ------------               -----------
Total Current Liabilities                                                       334,122                    83,504
Long-term debt                                                                    1,161                   259,120
Other long-term liabilities                                                      25,628                    17,016
Shareholders' (Deficit) Equity                                                  (81,617)                   49,340
                                                                           ------------               -----------
TOTAL LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY                       $    279,294               $   408,980
                                                                           ============               ===========

                     CHART INDUSTRIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (Dollars and shares in thousands, except per share amounts)

                                                                             Three Months Ended                  Year Ended
                                                                                 December 31,                    December 31,
                                                                          -------------------------       -------------------------
                                                                            2002            2001             2002           2001
                                                                          ---------       ---------       ---------       ---------
                                                                                 (Unaudited)                     (Unaudited)
Sales                                                                     $  75,171       $  73,566       $ 296,284       $ 327,990
Cost of sales                                                                55,376          56,985         219,987         241,629
                                                                          ---------       ---------       ---------       ---------
Gross profit                                                                 19,795          16,581          76,297          86,361
Selling, general and administrative expense                                  22,888          15,496          68,001          58,561
Goodwill impairment charge                                                   92,379                          92,379
Goodwill amortization expense                                                                 1,239                           5,017
Employee separation and plant closure costs                                  10,404             638          13,887           2,375
Equity loss (income) in joint venture                                            13            (146)           (369)           (525)
                                                                          ---------       ---------       ---------       ---------
                                                                            125,684          17,227         173,898          65,428
                                                                          ---------       ---------       ---------       ---------
Operating (loss) income                                                    (105,889)           (646)        (97,601)         20,933

Other (expense) income, net                                                  (6,174)         (4,250)        (21,996)        (25,494)
                                                                          ---------       ---------       ---------       ---------
Loss before income taxes, minority interest and
   cumulative effect of change in accounting principle                     (112,063)         (4,896)       (119,597)         (4,561)
Income tax expense (benefit)                                                 14,878            (942)         11,136             398
                                                                          ---------       ---------       ---------       ---------
Loss before minority interest and cumulative effect of
   change in accounting principle                                          (126,941)         (3,954)       (130,733)         (4,959)
Minority interest, net of taxes                                                 (28)            (15)            (52)           (111)
                                                                          ---------       ---------       ---------       ---------
Loss before cumulative effect of change in accounting
   principle                                                               (126,969)         (3,969)       (130,785)         (5,070)
Cumulative effect of change in accounting principle, net
   of taxes                                                                                                                     (88)
                                                                          ---------       ---------       ---------       ---------
Net loss                                                                  $(126,969)      $  (3,969)      $(130,785)      $  (5,158)
                                                                          =========       =========       =========       =========
Net loss per common share - basic and assuming
   dilution:
   Loss before cumulative effect of change in
      accounting principle                                                $   (5.01)      $   (0.16)      $   (5.22)      $   (0.21)
   Cumulative effect of change in accounting principle, net
      of taxes                                                                                                                 0.00
                                                                          ---------       ---------       ---------       ---------
   Net loss per common share - basic and assuming
       dilution                                                           $   (5.01)      $   (0.16)      $   (5.22)      $   (0.21)
                                                                          =========       =========       =========       =========
Shares used in per share calculations - basic and assuming
   dilution                                                                  25,358          24,736          25,073          24,573
                                                                          =========       =========       =========       =========

                     CHART INDUSTRIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                                               Years ended December 31,
                                                                               ------------------------
                                                                                  2002          2001
                                                                               -----------   ----------
                                                                               (Unaudited)
OPERATING ACTIVITIES
   Net loss                                                                     $(130,785)   $  (5,158)
   Adjustments to reconcile net loss to net cash provided
     by operating activities:
        Cumulative effect of change in accounting principle                                         88
        Financing costs amortization                                                3,159        1,475
        Financing costs expensed                                                    4,911          261
        Employee separation and plant closure costs                                 3,858        1,403
        Gain on sale of assets                                                     (1,420)        (538)
        Goodwill impairment charge                                                 92,379
        Depreciation and amortization                                              11,709       16,712
        Other non-cash operating activities                                        12,195          821
   Increase (decrease) in cash resulting from changes in operating assets and liabilities:
        Accounts receivable                                                         2,178        7,207
        Inventory and other current assets                                            293       13,268
        Accounts payable and other current liabilities                                974      (27,027)
        Income tax refund                                                           9,258
        Customer advances and billings in excess of contract revenue                  181        4,761
                                                                                ---------    ---------
   Net Cash Provided By Operating Activities                                        8,890       13,273
INVESTING ACTIVITIES
   Capital expenditures                                                            (3,028)      (8,145)
   Proceeds from sale of assets                                                     2,300        2,365
   Dividends received from joint venture                                              492
   Other investing activities                                                       1,352         (714)
                                                                                ---------    ---------
   Net Cash Provided By (Used In) Investing Activities                              1,116       (6,494)
FINANCING ACTIVITIES
   Borrowings on revolving credit facilities                                       46,354      106,740
   Repayments on revolving credit facilities                                      (48,634)     (89,945)
   Principal payments on long-term debt                                            (6,657)     (15,313)
   Other financing activities                                                      (6,927)        (978)
                                                                                ---------    ---------
   Net Cash (Used In) Provided By Financing Activities                            (15,864)         504
                                                                                ---------    ---------
Net (decrease) increase in cash and cash equivalents                               (5,858)       7,283
Effect of exchange rate changes on cash                                             1,282         (403)
Cash and cash equivalents at beginning of year                                     11,801        4,921
                                                                                ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                        $   7,225    $  11,801
                                                                                =========    =========